FIRST SUPPLEMENTAL INDENTURE

BETWEEN

AMERICAN EXPRESS COMPANY,

J.P. MORGAN TRUST COMPANY, N.A.

AND

THE BANK OF NEW YORK

DATED AS OF AUGUST 1, 2006

6.80% SUBORDINATED DEBENTURES

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ARTICLE V

MISCELLANEOUS

Section 5.1	Ratification of Indenture	27
Section 5.2	Multiple Trustees	27
Section 5.3	Series Trustee Not Responsible for Recitals	27
Section 5.4	Governing Law	27
Section 5.5	Severability	27
Section 5.6	Counterparts	27
Section 5.7	Successors and Assigns	27
Section 5.8	Series Trustee.	28

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          FIRST SUPPLEMENTAL INDENTURE, dated as of August 1, 2006 (this “FIRST SUPPLEMENTAL INDENTURE”), between AMERICAN EXPRESS COMPANY, a New York corporation (the “COMPANY”), having its principal executive office at 200 Vesey Street, New York, New York 10285, J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as indenture trustee (the “INDENTURE TRUSTEE”), and THE BANK OF NEW YORK, a New York banking corporation, as series trustee (the “SERIES TRUSTEE”), having its principal corporate trust office at 101 Barclay Street, New York, New York 10286, supplementing the Indenture, dated as of May 1, 1997, between the Company and the Indenture Trustee, as successor to PNC Bank, National Association, as trustee (the “BASE INDENTURE,” together with this First Supplemental Indenture, the “INDENTURE”).

          WHEREAS, the Company executed and delivered the Base Indenture to provide for the issuance from time to time of its notes, debentures, bonds or other evidences of indebtedness (hereinafter generally called the “DEBT SECURITIES,” and individually, a “DEBT SECURITY”) to be issued in one or more series as may be determined by the Company under the Base Indenture from time to time, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Base Indenture;

          WHEREAS, the Company hereby appoints the Series Trustee to act as trustee for the issuance of the Subordinated Debentures;

          WHEREAS, pursuant to the terms of this First Supplemental Indenture, the Company desires to provide for the establishment of a new series of Debt Securities to be known as the “6.80% Subordinated Debentures” (the “DEBENTURES”), the form and substance of such Debentures and the terms, provisions and conditions thereof to be as set forth in the Indenture; and

          WHEREAS, the Company has requested that the Series Trustee execute and deliver this First Supplemental Indenture. All requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms (and to make the Debentures, when duly executed by the Company and duly authenticated and delivered by the Series Trustee, the valid and enforceable obligations of the Company) have been performed, and the execution and delivery of this First Supplemental Indenture have been duly authorized in all respects.

          NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

          For and in consideration of the premises and the purchase of Debentures by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportional benefit of all Holders of Debentures, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definition of Terms

        Unless the context otherwise requires:

          (a) a term not defined herein that is defined in the Base Indenture has the same meaning when used in this First Supplemental Indenture;

          (b) a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

          (c) the singular includes the plural and vice versa;

          (d) unless otherwise specified, any reference to a Section or Article is to a Section or Article of this First Supplemental Indenture;

          (e) headings are for convenience of reference only and do not affect interpretation;

          (f) any reference herein to an agreement entered into in connection with the issuance of securities contemplated therein as of August 1, 2006 shall mean such agreement as it may be amended, modified or supplemented in accordance with its terms; and

          (g) the following terms have the following meanings:

          “ADJUSTED TRAILING TWO QUARTERS CONSOLIDATED NET INCOME AMOUNT” means, as of any fiscal quarter end, the sum of the consolidated net income, determined in accordance with GAAP, of the Company for the two fiscal quarters ending as of the last day of such fiscal quarter, adjusted to exclude extraordinary items, unusual items and infrequently occurring items as defined in APB 30 and goodwill impairment as defined in Financial Accounting Standards Board Statements of Financial Accounting Standards (“SFAS”) No. 142.

          “APB 30” means Opinion No. 30 of the Accounting Principles Board, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.

          “BANKRUPTCY DEFAULT” means an Event of Default specified in clause (e) or (g ) of Section 7.01 of the Base Indenture.

          “BASE INDENTURE” has the meaning set forth in the Recitals.

          “BENCHMARK QUARTER” has the meaning set forth in Section 2.7(b)(ii).

          “BUSINESS DAY” means any day which is not a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies located in New York City are authorized or obligated by law to close.

          “CALCULATION AGENT” means, initially, The Bank of New York, or such other Person as is appointed by the Company in its place.

          “COMMISSION” means the United States Securities and Exchange Commission.

          “COMMON STOCK” means the common stock of the Company, par value $0.01 per share.

          “COMPANY” has the meaning set forth in the Recitals.

          “COMPARABLE TREASURY ISSUE” means the U.S. Treasury security selected by the Quotation Agent as having a term comparable to the period from the Redemption Date to September 1, 2016 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a term comparable to such period.

          “COMPARABLE TREASURY PRICE” means, with respect to a Redemption Date (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

          “COMPOUNDED INTEREST” means additional interest on any accrued and unpaid interest to the extent permitted by applicable law, at the Fixed Rate compounded semi-annually, or at the from time to time then applicable Floating Rate compounded quarterly, as the case may be.

          “CONTROLLED SUBSIDIARY”, for purposes of Section 3.1 hereof, is any corporation in which the Company owns, directly or indirectly, more than 50% of the voting stock.

          “CORPORATE TRUST OFFICE” means the principal office of the Series Trustee at which at any particular time its corporate trust business shall be principally administered, which office of The Bank of New York, at the date of the execution of this First Supplemental Indenture, is located at 101 Barclay Street, New York, New York 10286.

          “COVENANT DEFAULT” means a default in the performance, or breach, of any covenant or warranty of the Company in this Indenture (other than an Event of Default as defined in Section 2.10 hereof or a covenant or warranty that has been included solely for the benefit of Debt Securities of another series), and a continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Series Trustee, or to the Company and the Series Trustee by the Holders of a majority in principal amount of the Outstanding Debt Securities of such series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default.”

          “DEBENTURES” has the meaning set forth in the Recitals.

          “DEBT SECURITIES” or “DEBT SECURITY” has the meaning set forth in the Recitals.

          “DEFERRED INTEREST” means Mandatory Deferred Interest or Optional Deferred Interest, as the context may require.

          “DTC” means The Depository Trust Company, a New York corporation, and its successors.

          “EVENT OF DEFAULT” has the meaning set forth in Section 2.10.

          “EXTENSION PERIOD” means an Optional Extension Period or a Mandatory Extension Period or a combination thereof.

          “FINAL MATURITY” has the meaning set forth in Section 2.2.

          “FIRST SUPPLEMENTAL INDENTURE” has the meaning set forth in the Recitals.

          “FIXED RATE” has the meaning set forth in Section 2.5(a)(i).

          “FIXED RATE INTEREST PAYMENT DATE” has the meaning set forth in Section 2.5(a)(i).

          “FIXED RATE PERIOD” means from the date of initial issuance to September 1, 2016.

          “FLOATING RATE” has the meaning set forth in Section 2.5(b).

          “FLOATING RATE INTEREST PAYMENT DATE” has the meaning set forth in Section 2.5(b).

          “FLOATING RATE PERIOD” means the period from September 1, 2016 to the Stated Maturity or, if the maturity of the Debentures is extended pursuant to Section 2.2, to the Final Maturity.

          “FOREGONE INTEREST” has the meaning set forth in Section 2.7(e).

          “GAAP” means, at any date or for any period, U.S. generally accepted accounting principles as in effect on such date or for such period, except as provided in Section 2.7(c).

          “GLOBAL DEBENTURE” has the meaning set forth in Section 2.4(a).

          “H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Federal Reserve System Board of Governors, available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/H15/ or any successor site or publication.

          “INDENTURE” has the meaning set forth in the Recitals.

          “INTEREST PAYMENT DATE” means a Fixed Rate Interest Payment Date or a Floating Rate Interest Payment Date.

          “INTEREST PAYMENT PERIOD” means, during the Fixed Rate Period, any semi-annual period, and during the Floating Rate Period, any quarterly period, during which interest accrues pursuant to this Indenture.

          “LONDON BANKING DAY” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

          “MAKE-WHOLE REDEMPTION AMOUNT” means an amount equal to the sum of:

          (i) the present value of the aggregate outstanding principal amount of the Debentures on the Interest Payment Date falling on September 1, 2016, and

          (ii) the present values of scheduled semi-annual interest payments from but excluding the Redemption Date through and including the Interest Payment Date falling on September 1, 2016,

          in each case discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points plus, in each case, any accrued and unpaid interest, together with any Compounded Interest to the Redemption Date, as calculated by the Quotation Agent.

          “MANDATORY DEFERRED INTEREST” means all interest deferred pursuant to Section 2.7, as then accrued and unpaid, together with Compounded Interest thereon, if any.

          “MANDATORY EXTENSION PERIOD” has the meaning set forth in Section 2.7(a).

          “MANDATORY TRIGGER EVENT” has the meaning set forth in Section 2.7(b).

          “MARKET DISRUPTION EVENT” means the occurrence or existence of any of the following events or sets of circumstances:

          (i) the Company would be required to obtain the consent or approval of a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue shares of the Common Stock (and has used commercially reasonable efforts to obtain such consent or approval) and such consent or approval has not yet been obtained;

          (ii) the number of shares necessary to raise sufficient proceeds to pay the Deferred Interest would exceed the Company’s Shares Available for Issuance and consent of shareholders to increase the amount of the Company’s authorized shares has not been obtained (the Company having used commercially reasonable efforts to obtain such consent); provided that the Market Disruption Event described in this clause (ii) will not relieve the Company of its obligation to issue the number of Shares Available for Issuance and to apply the proceeds thereof in partial payment of Deferred Interest as provided in Section 3.2(d).

          (iii) trading in securities generally on the principal exchange on which the Company’s securities are then listed and traded (as of the date hereof, the NYSE) shall have been suspended or the settlement of such trading generally shall have been materially disrupted;

          (iv) (a)(1) the United States shall have become engaged in hostilities, (2) there shall have been an escalation in hostilities involving the United States or (3) there shall have been a declaration of a national emergency or war by the United States or (b) there shall have occurred any material adverse change in (1) domestic or international economic, political or financial conditions (including from terrorist activities) or (2) the effect of international conditions on the financial markets in the United States that, in any of the circumstances described in clauses (a) or (b) of this clause, materially disrupts or otherwise has a material adverse effect on trading in securities generally on the NYSE or any other national securities exchange or on trading in, or the issuance and sale of, shares of the Common Stock;

          (v) a material disruption or banking moratorium has been declared in commercial banking or securities settlement or clearance services;

          (vi) minimum or maximum prices have been fixed, or maximum ranges for prices of securities are required on the NYSE or by the Commission or other governmental authority which, in either case, in the Company’s judgment makes it impractical or inadvisable to proceed with the issuance and sale of shares of the Common Stock; or

          (vii) an event occurs and is continuing as a result of which the offering document for such offer and sale of Common Stock would, in the Company’s judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (1) the disclosure of that event at such time, in the Company’s judgment, would have a material adverse effect on the Company’s business or (2) the disclosure relates to a previously undisclosed proposed or pending material development or business transaction, the disclosure of which would impede the Company’s ability to consummate such transaction, provided that no single suspension period contemplated by this clause (vii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this clause (vii) shall not exceed an aggregate of 180 days in any twelve-month period.

          “NYSE” mean the New York Stock Exchange.

          “OPINION OF TAX COUNSEL” means the written opinion of counsel rendered by an independent law firm with generally recognized experience in such matters.

          “OPTIONAL EXTENSION PERIOD” has the meaning set forth in Section 2.6(a).

          “OPTIONAL DEFERRED INTEREST” means all interest deferred pursuant to Section 2.6, as then accrued and unpaid, together with Compounded Interest thereupon, if any.

          “PAR REDEMPTION AMOUNT” means a cash redemption price of 100% of the principal amount of the Debentures to be redeemed, plus accrued and unpaid interest, together with Compounded Interest thereon, to the Redemption Date.

          “PARITY DEBT SECURITIES” means Debt Securities that rank pari passu with the Debentures.

          “PARITY GUARANTEES” means guarantees that rank pari passu with the Debentures.

          “PAYING AGENT” shall initially be The Bank of New York. The Company may change the Paying Agent without notice to any Holder of Debentures.

          “PRIMARY TREASURY DEALER” means a primary U.S. government securities dealer.

           “QUOTATION AGENT” means one of the Reference Treasury Dealers appointed by the Company.

          “REDEMPTION DATE,” when used with respect to the Debentures or a portion thereof to be redeemed, means the date fixed for such redemption by the Company pursuant to Section 2.9(e)(ii) hereof.

          “REFERENCE TREASURY DEALER” means (1) Goldman, Sachs & Co. and its successors, (2) Citigroup Global Markets Inc. and its successors and (3) any additional Primary Treasury Dealers selected by the Company and their successors; provided, however, that if any of them ceases to be a Primary Treasury Dealer the Company will substitute therefor another Primary Treasury Dealer.

          “REFERENCE TREASURY DEALER QUOTATION” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing by such Reference Treasury Dealers to the Quotation Agent at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

          “REGULAR RECORD DATE” has the meaning set forth in Section 2.5(f).

          “SECURITY REGISTRAR” shall initially be The Bank of New York. The Company may change the Security Registrar without notice to any Holder of Debentures.

          “SENIOR INDEBTEDNESS” has the meaning set forth in Section 4.1.

          “SHARES AVAILABLE FOR ISSUANCE” has the meaning set forth in Section 3.2(c).

          “SHARE SETTLEMENT MECHANISM” has the meaning set forth in Section 3.2(a).

          “SPIN-OFF” has the meaning set forth in Section 2.7(b).

          “STATED MATURITY” has the meaning set forth in Section 2.2.

          “TANGIBLE COMMON EQUITY AMOUNT” means, as of any fiscal quarter end, the total shareholders’ equity, excluding preferred stock, of the Company, as reflected on its consolidated balance sheet prepared in accordance with GAAP as of such fiscal quarter end minus (i) identifiable intangible assets and goodwill and (ii) any deferred acquisition costs, as determined in accordance with GAAP and reflected in such consolidated balance sheet.

          “TAX EVENT” means the receipt by the Company of an Opinion of Tax Counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations or (c) a threatened challenge asserted in connection with an audit of the Company or any of its Subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debentures (whether or not issued through a trust or other similar structure), which amendment or change is effective or which pronouncement or decision is announced or which challenge occurs on or after the date of issuance the Debentures, there is more than an insubstantial risk that interest accruing or payable by the Company on the Debentures is not, or at any time subsequent to the Company’s receipt of such Opinion of Tax Counsel, shall not be, wholly deductible by the Company for United States federal income tax purposes.

          “THREE-MONTH LIBOR” means, with respect to an Interest Payment Period, the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the second London Banking Day immediately preceding the first day of such Interest Payment Period. The term “Telerate Page 3750” means the display on MoneyLine Telerate page 3750 or any successor service or page for the purpose of displaying the London interbank offered rates of major banks. If Three-Month LIBOR cannot be determined as described above, the Calculation Agent shall select four major banks in the London interbank market and shall request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the second London Banking Day immediately preceding the first day of the applicable Interest Payment Period. These quotations will be for deposits in U.S. dollars for a three-month period. Offered quotations must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If two or more quotations are provided, Three-Month LIBOR for the Interest Payment Period will be the arithmetic mean of those quotations. If fewer than two quotations are provided, the Calculation Agent will select three offered rates quoted by three major banks in New York City, on the second London Banking Day immediately preceding the first day of the applicable Interest Payment Period. The rates quoted will be for loans in U.S. dollars, for a three-month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If fewer than three New York City banks selected by the Calculation Agent are quoting rates, Three-Month LIBOR for the applicable Interest Payment Period will be the same as for the immediately preceding Interest Payment Period or, if a Fixed Rate of interest applies to such immediately preceding Interest Payment Period,the same as for the most recent fiscal quarter for which Three-Month LIBOR can be determined.

          “TIA COVENANT DEFAULT” means a Covenant Default resulting from a breach of the provisions of Section 9.04 of the Base Indenture and any other provisions included or deemed incorporated into the Indenture, as mandated by the Trust Indenture Act of 1939, as amended.

          “TOTAL ADJUSTED ASSETS” means, as of any fiscal quarter end, the sum of (i) total balance sheet assets minus (ii) on balance sheet “Cardmember lending” (on a gross basis) as shown on the Company’s balance sheet for such fiscal quarter plus (iii) worldwide “Cardmember lending – managed basis”, as reported by the Company for such fiscal quarter.

          “TREASURY RATE” means the yield, under the heading that represents the average for the week immediately prior to the applicable Redemption Date, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the end of the relevant Interest Payment Period, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month). If such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, “Treasury Rate” means the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

          “TRIGGER DETERMINATION DATE” has the meaning set forth in Section 2.7(b).

          “TRUSTEE” has the meaning set forth in the Recitals.

ARTICLE II

TERMS OF THE DEBENTURES

          Pursuant to Section 3.01 of the Base Indenture, the Debentures are hereby established with the following terms and other provisions:

          Section 2.1 Designation and Principal Amount.

          (a) There is hereby authorized a series of Debt Securities designated the “6.80% Subordinated Debentures,” in the initial aggregate principal amount of $750,000,000.

          (b) The Company may, from time to time, subject to compliance with any other applicable provisions of this Indenture but without the consent of the Holders of Debentures, create and issue pursuant to this Indenture an unlimited principal amount of additional Debentures (in excess of any amounts theretofore issued) having the same terms and conditions to those of the other Outstanding Debentures, except that any such additional Debentures (i) may have a different issue date and issue price from other Outstanding Debentures and (ii) may have a different amount of interest payable on the first Interest Payment Date after issuance than is payable on other Outstanding Debentures. Such additional Debentures shall constitute part of the same series of Debentures hereunder.

          Section 2.2 Issue Date; Maturity. The Debentures shall initially mature on September 1, 2036 (the “STATED MATURITY”). The initial maturity date of the Debentures will automatically be extended to September 1, 2066 (the “FINAL MATURITY”), except in the case of (1) a prior redemption or (2) the occurrence and continuation of an Event of Default.

          Section 2.3 Place of Payment and Surrender for Registration of Transfer. Payment of principal of (and premium, if any) and interest on the Debentures shall be made, the transfer of Debentures will be registrable and Debentures will be exchangeable for Debentures of other denominations of a like principal amount at the office or agency of the Series Trustee maintained for such purpose, initially the Corporate Trust Office. Payment of any principal (and premium, if any) and interest on Debentures issued as Global Debentures shall be payable by the Company through the Paying Agent to the Depositary in immediately available funds. At the Company’s option, interest on Debentures issued in physical form may be payable (i) by a U.S. dollar check drawn on a bank in The City of New York mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or (ii) upon application to the Security Registrar not later than the relevant Regular Record Date by a Holder of Debentures of a principal amount of the Debentures in excess of $2,000,000, by wire transfer in immediately available funds, which application shall remain in effect until the Holder of Debentures notifies, in writing, the Security Registrar to the contrary.

          Section 2.4 Registered Securities; Form; Denominations; Depositary.

          (a) The Debentures shall be issued in fully registered form as registered Debt Securities and shall be initially issued in the form of one or more permanent Global Debentures (the “GLOBAL DEBENTURES”), in the form of Exhibit A hereto. The Debentures shall not be issuable in bearer form. The terms and provisions contained in the form of Debenture shall constitute, and are hereby expressly made, a part of the Indenture, and the Company and the Series Trustee, by their execution and delivery of the Indenture, expressly agree to such terms and provisions and to be bound thereby.

          (b) The Debentures shall be issued in denominations of $1,000 and whole multiples thereof.

          Section 2.5 Interest.

          (a) Fixed Rate Period.

                    (i) The Debentures shall accrue interest at a rate per annum of 6.80% (the “FIXED RATE”) of the principal amount of $1,000 per Debenture, and subject to the provisions of Section 2.6, Section 2.7 and Section 2.8, during the Fixed Rate Period, be payable semi-annually in arrears on March 1 and September 1 of each year (each, a “FIXED RATE INTEREST PAYMENT DATE”), commencing on September 1, 2006, to the Person in whose name the Debenture is registered in the Security Register at the close of business on the Regular Record Date.

(ii) The amount of interest payable for any Interest Payment Period during the Fixed Rate Period will be computed as follows:

(1) for any full Interest Payment Period, on the basis of a 360-day year of twelve 30-day months;

(2) for any period shorter than a full Interest Payment Period, on the basis of a 30-day month; and

(3) for any period shorter than a 30-day month, on the basis of the actual number of days elapsed in that period.

                    (iii) In the event that any Fixed Rate Interest Payment Date is not a Business Day, payment of the interest payable on such Fixed Rate Interest Payment Date shall be made on the next succeeding day that is a Business Day without any interest or other payment in respect of any such delay.

          (b) Floating Rate Period.

                    (i) Subject to the provisions of Section 2.6, Section 2.7 and Section 2.8, during the Floating Rate Period, the Debentures shall accrue interest at an annual rate of Three-Month LIBOR plus a margin equal to 222.75 basis points (the “FLOATING RATE”), payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year (each, a “FLOATING RATE INTEREST PAYMENT DATE”), commencing on December 1, 2016 to the Person in whose name the Debenture is registered in the Security Register at the close of business on the applicable Regular Record Date.

                    (ii) The amount of Floating Rate interest payable on the Debentures for any Interest Payment Period will be computed on the basis of a 360-day year using the actual number of days elapsed during such Interest Payment Period.

                    (iii) If a scheduled Floating Rate Interest Payment Date is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding day that is a Business Day; provided that if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day.

          (c) Period of Accrual. Interest will accrue and compound semi-annually at the Fixed Rate during the Fixed Rate Period and quarterly at the Floating Rate during the Floating Rate Period from and including the date of initial issuance or the last Interest Payment Date in respect of which interest has been paid or duly provided for, as applicable, to but excluding the next succeeding Interest Payment Date on which the interest is actually paid, or the Stated Maturity or (if the maturity of the Debentures is extended pursuant to Section 2.2) the Final Maturity, as the case may be.

          (d) Duties of Calculation Agent. The Calculation Agent will calculate the Floating Rate for the Debentures and the amount of interest payable on each Floating Rate Interest Payment Date. Promptly upon such determination, the Calculation Agent will notify the Company and, if the Series Trustee is not then serving as the Calculation Agent, the Series Trustee, of the Floating Rate for the new quarterly Interest Payment Period. The Floating Rate determined by the Calculation Agent, absent manifest error, will be binding and conclusive on the Company, the Holders of Debentures and the Series Trustee. All percentages resulting from any interest rate calculation will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point.

          (e) Unpaid Interest. Interest not paid on any Interest Payment Date, including any interest deferred during any Extension Period, will accrue and compound at the from time to time then applicable interest rate (whether semi-annually at the Fixed Rate or quarterly at the Floating Rate, as the case may be). Subject to Section 2.5(a)(iii) and Section 2.5(b)(iii), such interest will accrue and compound to the date that it is actually paid.

          (f) Regular Record Dates. The Regular Record Dates for the Debentures shall be on each February 15 and August 15 during the Fixed Rate Period, and each February 15, May 15, August 15 and November 15 during the Floating Rate Period.

          Section 2.6 Optional Deferral Of Interest.

          (a) Optional Extension Period. Subject to Section 2.8 and Section 3.2, as long as no Event of Default has occurred and is continuing, and as long as no Mandatory Trigger Event has occurred and no Mandatory Extension Period caused thereby is continuing, the Company shall have the right at any time and from time to time, to defer payments of interest on the Debentures by extending the Interest Payment Period on the Debentures for a period not exceeding ten years, in the aggregate, following the Interest Payment Date on which interest was deferred (an “OPTIONAL EXTENSION PERIOD”). During an Optional Extension Period Deferred Interest on the Debentures shall not be due and payable but will continue to accrue and compound semi-annually or quarterly, as applicable, to the extent permitted by applicable law, at the then applicable rate of interest on the Debentures; provided that no such Optional Extension Period may end on a date other than an Interest Payment Date or extend beyond the Redemption Date or the Stated Maturity of the Debentures or, if the maturity of the Debentures is extended pursuant to Section 2.2, the Final Maturity of the Debentures.

          (b) The Company may settle any and all Optional Deferred Interest with cash from any source until the date that is five years (as such date may be extended by any Mandatory Extension Period occurring within an Optional Extension Period) following the first Interest Payment Date as of which the Company commenced an Optional Extension Period on the Debentures. Thereafter, subject to the occurrence of a Market Disruption Event, the Company must sell shares of Common Stock and use the proceeds therefrom to pay any outstanding Optional Deferred Interest in accordance with the provisions of Section 3.2.

          (c) If a Mandatory Trigger Event occurs on or after commencement of an Optional Extension Period, the Optional Extension Period shall be deemed suspended for so long as the Mandatory Extension Period is continuing and the provisions of Section 2.7 shall apply. Upon the termination of such Mandatory Extension Period, the right of the Company to optionally defer payment of interest will continue.

          (d) An Optional Extension Period shall terminate on such date as all accrued and unpaid interest, together with Compounded Interest, if any, has been paid by the Company, provided that in no event shall an Optional Extension Period (regardless of whether a Mandatory Extension Period causes the extension of such Optional Extension Period) extend beyond the date which is ten years following the commencement of the Optional Extension Period, beyond the Redemption Date or beyond the Stated Maturity of the Debentures or, if the maturity of the Debentures is extended pursuant to Section 2.2, the Final Maturity of the Debentures. Upon termination of an Optional Extension Period, the Company may commence a new Optional Extension Period, subject to the other conditions in this Section 2.6.

          (e) Covenants. During an Optional Extension Period, the Company shall be subject to the limitations set forth in Section 3.1 of this First Supplemental Indenture.

          (f) Notices. The Company shall give notice of its election to defer payments of interest on the Debentures for an Optional Extension Period, which such notice shall be irrevocable, at least fifteen and not more than sixty Business Days prior to the first Interest Payment Date during such Optional Extension Period as follows:

(i) by first class mail, postage prepaid, addressed to the Holders of Debentures; or

(ii) as to any Global Debenture registered in the name of DTC or its nominee, by e-mail, fax, or any other manner as agreed to by the Company and the Holders of any such Global Debenture.

          Copies of any such notice to a Holder of Debentures or Global Debentures, if given by the Company, shall be mailed to the Series Trustee at the same time.

          Section 2.7 Mandatory Deferral of Interest.

          (a) Mandatory Extension Period. Subject to Section 2.8 and Section 3.2, if and to the extent that a Mandatory Trigger Event has occurred and is continuing as of any Trigger Determination Date, and regardless of the election by the Company prior thereto to optionally defer interest payments pursuant to Section 2.6, the Company shall be required to make interest payments on the Debentures from the proceeds of sales of Common Stock in accordance with the provisions of Section 3.2 hereof beginning on the Interest Payment Date immediately following such Trigger Determination Date. If, as a result of a Market Disruption Event, the Company is prevented from making such payment in accordance with the Share Settlement Mechanism provided for in Section 3.2, the Company must defer payments of interest on the Debentures on such Interest Payment Date (a “MANDATORY EXTENSION PERIOD”), during which Mandatory Extension Period such Deferred Interest on the Debentures shall not be due and payable. Subject to Section 3.2(a), any Mandatory Deferred Interest, whether or not a Mandatory Trigger Event continues, must be paid only from the proceeds of the sale of Common Stock in accordance with Section 3.2.

          (b) Mandatory Trigger Event. “MANDATORY TRIGGER EVENT” means a determination by the Company that any of the following conditions exists as of the day that is the thirtieth day prior to any Interest Payment Date (or, in the event that such date is not a Business Day, the immediately preceding Business Day) (a “TRIGGER DETERMINATION DATE”):

(i) The Tangible Common Equity Amount is less than 4.00% of Total Adjusted Assets for the most recently completed fiscal quarter; or

                    (ii) (x) the Adjusted Trailing Two Quarters Consolidated Net Income Amount is equal to or less than zero for the period ending at the end of the fiscal quarter that ends two fiscal quarters prior to the most recently completed fiscal quarter prior to such Trigger Determination Date, and (y) the Tangible Common Equity Amount as of the end of (a) the most recently completed fiscal quarter prior to the Trigger Determination Date and (b) the fiscal quarter that ends two fiscal quarters prior to the most recently completed fiscal quarter prior to the Trigger Determination Date has declined, in each case, by 10% or more as compared to the Tangible Common Equity Amount at the end of the fiscal quarter (the “BENCHMARK QUARTER”) that is the sixth fiscal quarter preceding the most recently completed fiscal quarter before such Trigger Determination Date.

          The Mandatory Extension Period shall continue until the Company satisfies both of the tests in clauses (i) and (ii) above as of the Trigger Determination Date applicable to any subsequent Interest Payment Date. In addition, in the case of a Mandatory Trigger Event arising under clause (ii) above, the Mandatory Extension Period would continue until the Company’s Tangible Common Equity Amount has increased, or has declined by less than 10%, in either case, as compared to the Tangible Common Equity Amount at the end of the Benchmark Quarter with respect to the Mandatory Extension Period for which interest payment restrictions were imposed under clause (ii) above.

          To the extent that the impact on Tangible Common Equity of a Spin-off is reflected in any of the consolidated financial statements referred to in clauses (ii)(y)(a) or (b) above, but is not reflected in the consolidated financial statements for the Benchmark Quarter, for the purposes of determining whether a Mandatory Trigger Event has occurred, the Tangible Common Equity for the Benchmark Quarter will be reduced by an amount equal to the Tangible Common Equity impact of such Spin-off, in the amount then reflected in the consolidated financial statements for periods specified in (ii)(y)(a) or (ii)(y)(b) above. As used herein, “SPIN-OFF” means the spin-off of Ameriprise Financial, Inc., reflected in the Company’s consolidated financial statements as of September 30, 2005, and any other spin-off which results in a reduction to the Tangible Common Equity in excess of $100,000,000.

          For purposes of determining whether a Mandatory Trigger Event has occurred on any relevant Trigger Determination Date, any payments of Optional Deferred Interest will be counted as if they had been paid in cash.

          (c) Changes in GAAP. If, because of a change in GAAP that results in a cumulative effect of a change in an accounting principle or a restatement, (i) the Company’s consolidated net income, Tangible Common Equity Amount or Total Adjusted Assets is higher or lower than it would have been absent such change, then, for purposes of the calculations described in paragraph (b)(i) and (ii) of this Section 2.7, commencing with the fiscal quarter for which such change in GAAP becomes effective, such consolidated net income, Tangible Common Equity Amount or Total Adjusted Assets, respectively, shall be calculated on a pro forma basis as if such change had not occurred.

          (d) Covenants. During a Mandatory Extension Period, the Company shall be subject to the limitations set forth in Section 3.1 and Section 3.2 of this First Supplemental Indenture.

          (e) Foregone Interest. By acquiring a Debenture or an interest therein, each Holder or beneficial owner of a Debenture, as the case may be, agrees that in the event of a Bankruptcy Default prior to the Stated Maturity (or, if the maturity of the Debentures is extended pursuant to Section 2.2, the Final Maturity) or redemption of the Debentures, any unpaid Mandatory Deferred Interest in excess of 25% of the then outstanding principal amount of such Holder’s Debenture (or the portion of such Debenture in which such beneficial owner holds an interest) (the “FOREGONE INTEREST”) shall not be due and payable and no such Holder or beneficial owner will have any claim for, and thus any right to receive, such Foregone Interest; provided that such limitation shall not reduce the amounts holders of Senior Indebtedness would have been entitled to receive in the absence thereof.

          (f) Payment of Mandatory Deferred Interest. Mandatory Deferred Interest on the Debentures may only be satisfied using the Share Settlement Mechanism except upon an Event of Default or upon Stated Maturity (or, if the maturity of the Debentures is extended pursuant to Section 2.2, the Final Maturity), in which case such Mandatory Deferred Interest may be satisfied with cash from any source and without regard to the Share Settlement Mechanism. In the event that a Mandatory Extension Period is no longer continuing, subsequent interest accrued on the Debentures may be paid in cash from any source without regard to the Share Settlement Mechanism.

          (g) Notices. By not later than the 15th day prior to each Interest Payment Date for which the Interest Payment Period is being extended by reason of a Mandatory Trigger Event, the Company shall give notice of such Mandatory Extension Period as follows:

(i) by first class mail, postage prepaid, addressed to the Holders of Debentures; or

(ii) as to any Global Debenture registered in the name of DTC or its nominee, by e-mail, fax, or any other manner as agreed to by the Company and the Holders of any Global Debenture.

          Such notice shall state that interest payments must be paid in accordance with the Share Settlement Mechanism or will be deferred and shall set forth:

                    (i) the Tangible Common Equity Amount and the Total Adjusted Assets for the most recently completed fiscal quarter; and/or

                    (ii) (W) the Adjusted Trailing Two Quarters Consolidated Net Income Amount for the period ending at the end of the fiscal quarter that ends two fiscal quarters prior to the most recently completed fiscal quarter, (X) the Tangible Common Equity Amount as of the end of (a) the most recently completed fiscal quarter prior to the Trigger Determination Date and (b) the fiscal quarter that end two fiscal quarters before the most recently completed fiscal quarter prior to the Trigger Determination Date, (Y) the Tangible Common Equity Amount at the end of the Benchmark Quarter, and (Z) the amount by which the Tangible Common Equity Amount as of the end of (i) the most recently completed fiscal quarter prior to the Trigger Determination Date and (ii) the fiscal quarter that ends two fiscal quarters before the most recently completed fiscal quarter prior to the Trigger Determination Date, has declined, in each case, by 10% or more as compared to the Tangible Common Equity Amount at the end of the Benchmark Quarter.

          Copies of any such notice to a Holder of Debentures, if given by the Company, shall be mailed to the Series Trustee at the same time.

          Section 2.8 Deferral of Interest in General.

          (a) (i) Any unpaid interest accrued during any Extension Period, including Compounded Interest, will in all events be due and payable upon the Stated Maturity (or, if the maturity of the Debentures is extended pursuant to Section 2.2, the Final Maturity), subject, in the case of Foregone Interest, to Section 2.7(e).

          (b) At the termination of any Extension Period, the Company shall pay all Deferred Interest then accrued and unpaid, together with Compounded Interest, on the Interest Payment Date on which such Extension Period terminates. An Extension Period will be deemed to terminate upon any redemption or upon any acceleration of the Stated Maturity (or, if the maturity of the Debentures is extended pursuant to Section 2.2, the Final Maturity).

          (c) In no event shall any Extension Period, whether or not consisting of consecutive Extension Periods, (i) exceed ten consecutive years following the first Interest Payment date on which any interest payment was deferred pursuant to Section 2.6 or Section 2.7, (ii) unless Deferred Interest is satisfied using the Share Settlement Mechanism, end on a date other than an Interest Payment Date, (iii) extend beyond the Redemption Date, or (iv) extend beyond the Stated Maturity (or, if the maturity of the Debentures is extended pursuant to Section 2.2, the Final Maturity). For purposes of calculating the foregoing limitation on Extension Periods, (x) only when all accrued and unpaid interest, together with any Compounded Interest thereon, has been paid will any Interest Payment Period during which interest has been deferred no longer be included in such calculation; and (y) after the commencement of an Extension Period, the period from the first Interest Payment Date for which interest was deferred pursuant to Section 2.6 or Section 2.7 and ending on the Interest Payment Date on which all interest that was deferred pursuant to Section 2.6 or Section 2.7 (other than an Optional Extension Period for so long as such period is suspended as a result of the occurrence and continuation of a Mandatory Extension Period, which shall be treated as part of the Mandatory Extension Period) including Compounded Interest, is paid in full, shall be included for purposes of calculating the length of an Extension Period.

          Section 2.9 Right to Optional Redemption by the Company. (a) The Company may, at its option, redeem the Debentures:

                    (i) in whole or in part, on or after September 1, 2016 at the Par Redemption Amount; provided that if the Debentures are not redeemed in whole, at least $50 million aggregate principal amount of the Debentures (excluding Debentures held by the Company or any of its Subsidiaries) remains outstanding after giving effect to such redemption; or

                    (ii) in whole but not in part at any time within 180 days after the occurrence of a Tax Event, at the Par Redemption Amount and, if prior to September 1, 2016, the greater of the Par Redemption Amount or the Make-Whole Redemption Amount.

          (b) The Company may not redeem any Outstanding Debentures unless all accrued and unpaid interest on the Debentures, together with any Compounded Interest thereon, has been paid in full for all Interest Payment Periods terminating on or prior to the Redemption Date.

          (c) The Redemption Date of any Debentures as a result of a Tax Event will be within 180 days following the occurrence of the Tax Event; provided, however, that if American Express determines, in its good faith judgment, that it is able to eliminate, within the 180-day period, the Tax Event by taking some ministerial action that, in American Express’ sole judgment, has no adverse effect on American Express or its Affiliates or the Holders of the Debentures, American Express will make a good faith effort to pursue such action in lieu of redemption. Nonetheless, if American Express determines, in its good faith judgment, that it is not able to take such a ministerial action to remedy such Tax Event, it may redeem the Debentures at any time during the 180-day period following the occurrence of such Tax Event.

          (d) The definition of “Redemption Price” in Section 1.01 of the Base Indenture shall mean, in the case of a redemption of the Debentures in whole or in part on or after September 1, 2016, the Par Redemption Amount, and in the case of a redemption in whole prior to September 1, 2016 as a result of a Tax Event, the greater of the Par Redemption Amount and the Make-Whole Redemption Amount.

          (e) The Base Indenture is hereby amended and supplemented with respect to the Debentures by replacing the second paragraph of Section 4.04 with the following:

                    (i) Any notice mailed as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the Holder of Debentures receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing of such notice, to any Holder of Debentures designated for redemption will not affect the redemption of any other Debentures.

                    (ii) Each notice shall state (i) the Redemption Date; (ii) the mechanism for determining the Redemption Price; (iii) that the Debentures are being redeemed pursuant to the Indenture or the terms of the Debentures together with the facts permitting such redemption; (iv) if less than all Outstanding Debentures are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular Debentures to be redeemed; (v) the place or places where the Debentures are to be redeemed; and (vi) that interest on the Debentures to be redeemed will cease to accrue on the Redemption Date. At the time that the Company is able to determine the Redemption Price, it will promptly make a public announcement thereof.

          Section 2.10 Events of Default. (a) The Base Indenture is hereby amended and supplemented with respect to the Debentures as follows: An EVENT OF DEFAULT with respect to the Debentures shall mean (and the following shall replace in their entirety the provisions of clauses (a) through (h) of Section 7.01 of the Base Indenture with respect to the Debentures (except to the extent referred to below with respect to clauses (e) and (g)):

                    (i) default for 30 calendar days in the payment of any interest on the Debentures when it becomes due and payable under the Indenture; provided, however, that the deferral of interest during an Extension Period satisfying Section 2.6, Section 2.7 and Section 2.8, as applicable, of the First Supplemental Indenture shall not constitute a default in the payment of interest;

(ii) default in the payment of the principal of, and premium, if any, on the Debentures when due;

                    (iii) deferral of interest, due to a mandatory deferral or optional deferral, or combination thereof, that continues for ten consecutive years after the first date on which the Company deferred interest without all Deferred Interest having been paid in full on or prior to the first Interest Payment Date that is more than ten years after the commencement of such deferral; or

(iv) an Event of Default as set forth in subsections 7.01 (e) and (g) of the Base Indenture.

          (b) The first paragraph of Section 7.02 of the Base Indenture is hereby modified with respect to the Debentures by replacing the same with the following: “If an Event of Default with respect to the Debentures at the time Outstanding occurs and is continuing, then in every such case the Series Trustee or the Holders of at least 25% in principal amount of the Outstanding Debentures may declare the principal amount of, and premium, if any, and all unpaid and accrued interest on all the Debentures (other than interest with respect to which Holders of such Debentures agree to waive their rights in case of certain events of bankruptcy, insolvency or receivership, whether voluntary or not, pursuant to Section 2.7(e)) to be due and payable immediately, by a notice in writing to the Company (and to the Series Trustee if given by Holders of Debentures), and upon any such declaration, such principal amount, plus accrued and unpaid interest (other than Foregone Interest, in the event of a Bankruptcy Default), and premium, if applicable, shall become immediately due and payable; provided, however, the payment of such principal, premium, if any, and interest, if any, on the Debentures shall remain subordinated to the extent provided in Article IV hereof. Upon payment of such amount in the currency in which the Debentures are denominated (except as otherwise provided pursuant to Sections 3.1), all obligations of the Company in respect of the payment of principal of the Debentures shall terminate.”

          (c) The use of sources of funding other than the Share Settlement Mechanism to fund interest payments during (i) a Mandatory Extension Period or (ii) Optional Deferred Interest following the date that is five years (as may be extended by any Mandatory Extension Period occurring within an Optional Extension Period) following the first Interest Payment Date as of which the Company commenced an Optional Extension Period, shall, in neither case, be an Event of Default hereunder, but shall constitute a Covenant Default hereunder.

          Section 2.11 Covenant Defaults. The Base Indenture is hereby amended and supplemented with respect to the Debentures as follows:

                    (i) The last paragraph of Section 7.03 is amended in its entirety as follows: “If an Event of Default or a TIA Covenant Default with respect to the Debentures occurs and is continuing, the Series Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of the Debentures by such appropriate judicial proceedings as the Series Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.”

                     (ii) Section 7.03 is further supplemented by adding the following paragraph following the last paragraph, as amended in its entirety in clause (i) above: “If a Covenant Default with respect to the Debentures occurs and is continuing, the Series Trustee may in its discretion proceed to protect and enforce its rights by such appropriate judicial proceedings as the Series Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy. If a Covenant Default other than a TIA Covenant Default with respect to the Debentures occurs and is continuing, and then only if the Series Trustee is directed by Holders of Debentures pursuant to and in accordance with Section 7.12 of the Base Indenture, the Series Trustee shall proceed to protect and enforce the rights of the Holders of the Debentures by such appropriate judicial proceedings as such Holders shall so direct to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.”

                     (iii) Section 7.07, clause (1) is amended in its entirety as follows: “an Event of Default or Covenant Default shall have occurred and be continuing and such Holder has previously given written notice to the Series Trustee of a continuing Event of Default or Covenant Default, as the case may be, with respect to such series.”

                     (iv) Section 7.07, clause (2) is amended in its entirety as follows: “the Holders of not less than 25% in principal amount, in the case of an Event of Default, or a majority in principal amount, in the case of a Covenant Default, of the Outstanding Debentures shall have made written request to the Series Trustee to institute proceedings in respect of such Event of Default or such Covenant Default, as the case may be, in its own name as Series Trustee hereunder.”

                     (v) Section 7.08 is further supplemented by adding the following paragraph following the last paragraph: “Notwithstanding the foregoing, in the event of a Bankruptcy Default prior to the Stated Maturity (or, if the maturity of the Debentures is extended pursuant to Section 2.2 of the First Supplemental Indenture, the Final Maturity) or redemption of the Debentures, no Holder or beneficial owner of a Debenture, as the case may be, shall have any claim for, and thus any right to receive, any unpaid Mandatory Deferred Interest in excess of 25% of the then outstanding principal amount of such Holder’s Debenture (or the portion of such Debenture in which such beneficial owner holds an interest), which amount shall not be due and payable.”

                    (vi) Section 7.11 is amended in its entirety as follows: “No delay or omission of the Series Trustee or of any Holder of Debentures to exercise any right or remedy accruing upon any Event of Default or Covenant Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or Covenant Default or any acquiescence therein. Every right and remedy given by this Indenture or by law to the Series Trustee or to such Holders may be exercised from time to time, and as often as may be deemed expedient, by the Series Trustee or by such Holders, as the case may be”.

                    (vii) The introductory clause of Section 8.01(a) is amended in its entirety as follows: “Except during the continuance of an Event of Default or a TIA Covenant Default with respect to the Debentures,”.

                    (viii) Section 8.01(b) is amended in its entirety as follows: “In case an Event of Default or a TIA Covenant Default with respect to the Debentures has occurred and is continuing, the Series Trustee shall, with respect to the Debentures, exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.”

          (b) Notwithstanding the foregoing, a Covenant Default shall not constitute an Event of Default and shall not give rise to any of the rights or duties set forth in Section 7.02 of the Base Indenture, as amended and supplemented with respect to the Debentures by this First Supplemental Indenture. Holders of not less than a majority of Outstanding Debentures may, on behalf of all the Holders of the Debentures, waive any Covenant Default under the Indenture and the consequences pertaining thereto pursuant to Section 7.13 and Section 12.09 of the Base Indenture.

          Section 2.12 Designation of Depositary. Initially, the Depositary for the Debentures will be DTC. The Global Debentures will be registered in the name of the Depositary or its nominee, Cede & Co., and delivered by the Series Trustee to the Depositary or a custodian appointed by the Depositary for crediting to the accounts of its participants.

          Section 2.13 Conversion. The Debentures will not be convertible into shares of Common Stock or any other security.

          Section 2.14 Definitive Form of Debentures. The Debentures will be issued in definitive form only under the limited circumstances set forth in Section 3.05 of the Base Indenture.

          Section 2.15 Company Reports. The provisions of Section 9.04 of the Base Indenture relating to the nature, content and date for reports by the Company to the Holders of the Debentures, to the extent such provisions are mandated by the Trust Indenture Act of 1939, as amended, shall apply to the Debentures.

          Section 2.16 Modification of Indenture. In addition to the provisions contained in Article Eleven of the Base Indenture, the Company may, without the consent of any Holder of Debentures, amend this First Supplemental Indenture in accordance with Section 3.2(f) .

          Section 2.17 Sinking Fund. The provisions contained in Article Five of the Base Indenture shall not apply to the Debentures.

          Section 2.18 Tax Treatment. The Company agrees, and by acquiring an interest in a Debenture each beneficial owner of a Debenture agrees, to treat the Debentures as indebtedness for U.S. federal income tax purposes.

ARTICLE III

COVENANTS

          Article Twelve of the Base Indenture is hereby supplemented with respect to the Debentures by the following additional covenants of the Company:

          Section 3.1 Limitation on Company Payments. During any Extension Period and until such time as all accrued but unpaid interest, together with any Compounded Interest thereon, is paid in full, the Company shall not (and shall not permit any Controlled Subsidiary to):

          (a) declare or pay any dividends on, make distributions regarding, or redeem, purchase, acquire, or make a liquidation payment with respect to, any shares of the capital stock of the Company or any Controlled Subsidiary, other than:

(i) purchases of capital stock of the Company required in connection with any employee or agent benefit plans or under any dividend reinvestment plan;

                    (ii) purchases or repurchases of shares of capital stock of the Company pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the Extension Period, including under a contractually binding stock repurchase plan;

                    (iii) in connection with the reclassification of any class or series of capital stock of the Company or the exchange or the conversion of one class or series of the capital stock of the Company for or into another class or series of the capital stock of the Company;

                    (iv) the purchase of fractional interests in shares of the capital stock of the Company in connection with the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

                    (v) dividends or distributions in the Company’s capital stock, where the dividend stock is the same stock on which the dividend is being paid or ranks pari passu or junior to such stock, or rights to acquire Common Stock, or repurchases or redemptions of Common Stock solely from the issuance or exchange of Common Stock;

                    (vi) any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or issuances of capital stock under any such plan in the future, or redemptions or repurchases of any rights outstanding under a shareholders’ rights plan;

                    (vii) acquisitions of the Company’s capital stock in connection with acquisitions of businesses made by the Company (which acquisitions are made by the Company in connection with the satisfaction of indemnification obligations of the sellers of such businesses);

(viii) the payment of any dividend during a Mandatory Extension Period within 60 days after the date of declaration thereof, if at the date of declaration no Mandatory Trigger Event has occurred; or

(ix) solely in the case of any Controlled Subsidiary, dividends or distributions on the capital stock of such Controlled Subsidiary to the Company or an Affiliate thereof;

          (b) make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any Debt Securities issued by the Company that rank pari passu with or junior in interest to the Debentures other than any payment, repurchase or redemption in respect of Parity Debt Securities made ratably and in proportion to the respective amount of (1) accrued and unpaid amounts on such Parity Debt Securities, on the one hand, and (2) accrued and unpaid amounts on the Debentures, on the other hand; or

          (c) make any guarantee payments with respect to any guarantee by the Company of the Debt Securities of any Subsidiary of the Company, if such guarantee ranks pari passu with or junior in interest to the Debentures, other than any payment in respect of Parity Guarantees made ratably and in proportion to the respective amount of (1) accrued and unpaid amounts on such Parity Guarantees, on the one hand, and (2) accrued and unpaid amounts on the Debentures, on the other hand.

          Section 3.2 Share Settlement Mechanism. (a) Commencing at the date (i) on which a Mandatory Trigger Event occurs or (ii) that is five years (as may be extended as provided in Section 2.6(b)) following the first Interest Payment Date as of which the Company elected to commence an Optional Extension Period, the Company shall satisfy its obligation to pay interest then outstanding on the Debentures by selling Common Stock to third parties that are not Subsidiaries of the Company (the “SHARE SETTLEMENT MECHANISM”), the proceeds of which shall be paid to the Holders of Debentures, in satisfaction of the accrued but unpaid interest, together with any Compounded Interest thereon, then due on the Debentures provided that the Company shall not be required to sell shares of Common Stock during the occurrence and continuation of a Market Disruption Event. Upon the occurrence and during the continuation of a Market Disruption Event, the Company may continue to defer payments of interest until the termination of the Market Disruption Event, but in no event to a date later than (i) ten consecutive years after the first date on which interest payments were deferred pursuant to Section 2.6 or Section 2.7, (ii) the Stated Maturity or (if the maturity of the Debentures is extended pursuant to Section 2.2) the Final Maturity, or (iii) the date of an Event of Default.

Mandatory Deferred Interest (or Optional Deferred Interest that has been accrued for five years) on the Debentures may only be satisfied using the Share Settlement Mechanism except on the Stated Maturity (or, if the maturity of the Debentures is extended pursuant to Section 2.2, the Final Maturity), or if an Event of Default has occurred and is continuing, in which case such interest obligation may be satisfied with cash from any source and without regard to the Share Settlement Mechanism.

          (b) The net proceeds received by the Company from the issuance of shares of Common Stock (i) during the 180 days prior to the date such interest is paid on which the Company intends to use the Share Settlement Mechanism and (ii) designated by the Company at or before the time of such issuance as available to pay interest on the Debentures will, at the time such proceeds are delivered to the Series Trustee to satisfy the relevant interest payment, be deemed to satisfy the Company’s obligations to pay interest on the Debentures pursuant to the Share Settlement Mechanism.

          (c) The Company shall be required to use commercially reasonable efforts to seek shareholder consent to increase the number of authorized shares if, at any date, Shares Available for Issuance fall below the greater of

(i) 450 million shares (as adjusted for any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction), and

                    (ii) three times the number of shares necessary to issue to raise sufficient proceeds to pay (assuming a price per share equal to the average trading price of shares over the ten trading day period preceding such date)

•	then outstanding Deferred Interest on the Debentures (including Compounded Interest thereon), plus

•

twelve additional months of Deferred Interest (including Compounded Interest) on the Debentures (assuming that, throughout any such twelve-month period occurring during the Floating Rate Period, LIBOR is fixed at LIBOR as most recently determined for the Debentures).

          “SHARES AVAILABLE FOR ISSUANCE” shall be determined, at any time, by (i) deducting from the number of authorized and unissued shares of Common Stock the maximum number of shares of Common Stock that can be issued under the then existing reservations and commitments under which the Company is able to determine such maximum number, and (ii) allocating remaining authorized and unissued shares of Common Stock on a pro rata basis or such other basis as the Company determines is appropriate to the Share Settlement Mechanism and to any other similar commitment that is of an indeterminate nature and under which the Company is then required to issue shares.

          (d) In the event that net proceeds received by the Company from one or more sales of shares of its Common Stock pursuant to this Section 3.2 are not sufficient to satisfy the full amount of Deferred Interest, such net proceeds will be paid to the Holders of the Debentures on a pro rata basis.

          (e) Any interest payment made pursuant to the provisions of this Section 3.2 will first be allocated to payment of the interest due on the next Interest Payment Date. Any payment of interest in excess of the amount of the interest due on that Interest Payment Date will be applied first against any then existing accrued and unpaid interest, in chronological order beginning with the earliest unpaid Interest Payment Date, and then against any accrued and unpaid Compounded Interest. If the Company has Outstanding at such time any Debt Securities ranking pari passu with the Debentures under the terms of which the Company is obligated to sell Common Stock and apply the net proceeds to payment of Deferred Interest on such pari passu securities and the Company at such time is required to apply such proceeds to pay Deferred Interest on such pari passu securities, then on any date and for any period the amount of net proceeds received by the Company from such sales and available for payment of such Deferred Interest shall be applied to the Debentures and such pari passu securities on a pro rata basis. To the extent that the source of any partial payment of Deferred Interest is the proceeds of the sale of Common Stock, such partial payment will be applied first to Mandatory Deferred Interest until paid in full and second to Optional Deferred Interest.

          (f) The Company shall be permitted to modify the definition of Shares Available for Issuance and the related provisions of the Indenture without the consent of Holders of the Debentures provided that (i) the Company has determined, in its reasonable discretion, that such modification is not materially adverse to such Holders, (ii) the rating agencies then rating the Debentures confirm the then current ratings of the Debentures and (iii) the number of Shares Available for Issuance after giving effect to such modification will not fall below the then applicable threshold set forth in Section 3.2(c) above.

          (g) If no Mandatory Extension Period is continuing and prior to a Trigger Determination Date the Company determines that, based on its most recent publicly available financial statements, a Mandatory Trigger Event will occur on such Trigger Determination Date, the Company shall commence good faith efforts, reasonably promptly following such determination, to commence the sale of shares of Common Stock, subject to a Market Disruption Event, to raise the funds necessary to make the next interest payment on the Debentures.

ARTICLE IV

SUBORDINATION

          Article Thirteen of the Base Indenture is hereby supplemented and revised with respect to the Debentures by the following:

          Section 4.1 Senior Indebtedness.

          “SENIOR INDEBTEDNESS” means the principal of, premium, if any, and interest on:

          (a) all indebtedness of the Company, whether outstanding on the date of the issuance of the Debentures or thereafter created, incurred or assumed, which is for money borrowed or which is evidenced by a note, bond, indenture or similar instrument;

          (b) all obligations of the Company under leases required or permitted to be capitalized under GAAP;

          (c) all of the Company’s reimbursement obligations with respect to any letter of credit, banker’s acceptance, security purchase facility or similar credit transactions;

          (d) all obligations of the types referred to in clauses (a), (b) or (c) above of another person, the payment of which the Company is responsible or liable as guarantor or otherwise;

          (e) any agreements or obligations to pay deferred purchase price or conditional sales agreements other than in the ordinary course of business;

          (f) all obligations of the types referred to in clauses (a) through (e) above of another person secured by any lien on any property or assets of the Company (whether or not that obligation has been assumed by the Company); and

          (g) amendments, modifications, renewals, extensions, deferrals and refundings of any of the above types of indebtedness.

          Senior Indebtedness shall continue to be Senior Indebtedness and to be entitled to the benefits of the subordination provisions of the Indenture irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness, or any extension or renewal of the Senior Indebtedness. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include (i) indebtedness incurred for the purchase of goods, materials or property, or for services obtained in the ordinary course of business or for other liabilities arising in the ordinary course of business, (ii) any indebtedness which by its terms is expressly made pari passu with or subordinated to the Debentures and (iii) obligations by the Company owed to its Subsidiaries.

          Section 4.2 Subordination. The Base Indenture is hereby amended and supplemented with respect to the Debentures as follows:

          (a) The first sentence of Section 13.02(a) is amended in its entirety as follows: “Upon (i) any acceleration of the principal amount due on the Securities of any series; (ii) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property; (iii) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings; (iv) any assignment by the Company for the benefit of creditors; or (v) any other marshalling of the assets of the Company, all principal, premium, if any, and interest, if any, due upon all Senior Indebtedness shall first be paid in full, or payment thereof provided for in money or money’s worth in accordance with its terms, before any payment is made on account of the principal of, premium, if any, or interest on the indebtedness evidenced by the Debentures, and upon any such dissolution or winding-up or liquidation or reorganization any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Securities of any series under the terms of this Indenture would be entitled, except for the provisions hereof, shall (subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred by the provisions hereof upon the Senior Indebtedness and the holders thereof with respect to the Debentures and the Holders thereof by a lawful plan of reorganization under applicable bankruptcy law), be paid by the Company or any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holders of the securities if received by them, directly to the holders of Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of Senior Indebtedness held by such holder) or their representatives, to the extent necessary to pay all Senior Indebtedness (including interest thereon) in full in money or money’s worth in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the Holders of the indebtedness evidenced by the Debentures.”

          (b) The first sentence of Section 13.02(b) is amended in its entirety as follows: “ In the event that any payment or distribution of assets of the Company of any kind or character not permitted by Section 13.02(a), whether in cash, property or securities, shall be received by the Series Trustee or the Holders of Debentures before all Senior Indebtedness is paid in full, or provision made for such payment, in accordance with its terms, at a time when a responsible officer of the Series Trustee or such Holder has actual knowledge that such payment should not have been made to it, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such Senior Indebtedness or their representative or representatives, or to the Series Trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.”

          (c) The second sentence of Section 13.02(c) is amended in its entirety as follows: “No payment on account of principal, premium, if any, sinking funds or interest on the Debentures shall be made if, at the time of such payment or immediately after giving effect thereto, (i) the Company defaults in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default (requesting that payments on the Debentures cease) is given to the Company by the holders of Senior Indebtedness, and such event of default shall not have been cured or waived or shall not have ceased to exist, provided, however, that if the holders of the Senior Indebtedness to which the default relates have not declared such Senior Indebtedness to be immediately due and payable and within 180 days after the occurrence of such default (or have declared such Senior Indebtedness to be immediately due and payable and within such period have rescinded such declaration of acceleration), then the

Company shall resume making any and all required payments in respect of the Debentures (including any missed payments).

ARTICLE V

MISCELLANEOUS

          Section 5.1 Ratification of Indenture. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture with respect to the Debentures in the manner and to the extent herein and therein provided. If any provision of this First Supplemental Indenture is inconsistent with a provision of the Base Indenture, the terms of this First Supplemental Indenture shall control.

          Section 5.2 Multiple Trustees. The obligations of the Series Trustee hereunder are in addition to (and not in lieu of) the obligations under the Base Indenture of the Series Trustee (as defined therein) thereunder.

          Section 5.3 Series Trustee Not Responsible for Recitals. The recitals contained herein are made by the Company and not by the Series Trustee, and the Series Trustee assumes no responsibility for the correctness thereof. The Series Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

          Section 5.4 Governing Law. This First Supplemental Indenture and the Debentures shall be governed by, and construed in accordance with, the laws of the State of New York.

          Section 5.5 Severability. In case any one or more of the provisions contained in this First Supplemental Indenture or in the Debentures shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Debentures, but this First Supplemental Indenture and the Debentures shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

          Section 5.6 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

          Section 5.7 Successors and Assigns. All covenants and agreements in the Indenture by the Company shall bind its successors and assigns, whether expressed or not. The Company will have the right at all times to assign any of its respective rights or obligations under the Indenture to a direct or indirect wholly-owned Subsidiary of the Company; provided that, in the event of any such assignment, the Company will remain liable for all of its respective obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture may not otherwise be assigned by the parties thereto.

          Section 5.8 Series Trustee. In connection with its appointment and acting hereunder, the Series Trustee is entitled to all rights, privileges, protections, immunities, benefits and indemnities provided to the Indenture Trustee under the Base Indenture.

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

AMERICAN EXPRESS COMPANY

		By:	/s/ Gary Crittenden

Name: Gary Crittenden
Title: Vice President and Chief Financial Officer

J.P. MORGAN TRUST COMPANY, N.A. as Indenture Trustee

By:	/s/ Janice Ott Rotunno

Name: Janice Ott Rotunno
Title: Vice President

THE BANK OF NEW YORK as Series Trustee

By:	/s/ Julie Salovitch-Miller

Name: Julie Salovitch-Miller
Title: Vice President